Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact for this Release:     J. Daniel Sizemore (251) 967-4249

VISION BANCSHARES, INC. REPORTS THIRD QUARTER 2005 EARNINGS

Panama City, FL – NOVEMBER 1, 2005 – Vision Bancshares, Inc., (VBAL.OB), a $585 million two-bank holding company, reported that net income grew to a record $1,956 thousand, an increase of 554%, for the three months ended September 30, 2005 compared to net income of $299 thousand for the same quarter last year. Basic and diluted net earnings per share was $0.32 and $0.30, respectively, for the three months ended September 30, 2005 compared to net earnings of $0.05 per share on both a basic and diluted basis for the three months ended September 30, 2004. The increase in the Company’s quarterly earnings resulted as both the Alabama and the Florida bank subsidiaries posted record earnings of $1,612 thousand and $509 thousand, respectively, for the third quarter 2005. It was the Florida bank subsidiary’s fourth consecutive quarter of profitability since beginning operation in January 2003. The increase in net income resulted as the Company expanded its market share and increased its net interest margin by 125 basis points to 5.21% for the third quarter of 2005 from 3.96% for the third quarter of 2004.

“The Company’s third quarter results represents not only another consecutive record quarter earnings but, more importantly, are substantial testimony that Vision is successfully executing the strategy of strengthening our competitive presence in our main market areas along the Florida panhandle and Alabama Gulf Coast,” said J. Daniel Sizemore, Chairman and CEO. “Our performance continues to be driven by solid loan growth and excellent credit quality.” Mr. Sizemore further stated, “Our commitment to serving and exceeding the needs of the Gulf Coast communities is evident through our continued growth, customer loyalty and superior service and expertise.”

Third quarter 2005 Balance Sheet Highlights (Compared to Year-end 2004)

•	Assets grew 43% to $585 million.

•	Loans, net of unearned income and loans held for sale, increased 42% to $489 million.

•	Non-interest bearing deposits increased 54%.

•	Total deposits increased 49% to $520 million.

Third quarter 2005 Earnings Highlights (Compared to Third quarter 2004)

•	Revenues advanced 134% to $11,330 thousand.

•	Interest expense increased 146% to $3,265 thousand.

•	Net interest income, before provision for loan losses, grew 134%.

•	Non-interest income increased 93% to $875 thousand.

•	Non-interest expenses grew 75% to $4,386 thousand.

•	Net income increased 554%.

Net Income

The Company posted consolidated net income of $4,267 thousand through the first nine months of 2005 compared to $619 thousand for the same period of 2004. 2005 consolidated net income was approximately 29% ahead of budget projections.

Balance Sheet

Total assets increased $175 million, or 43%, to $585 million at September 30, 2005 from $410 million at December 31, 2004. During this same period total loans increased $145 million, or 42%, to $491 million, and total deposits also increased $170 million, or 49%, to $520 million.

Loan Portfolio

Approximately 88% of the company’s loan portfolio is secured by real estate with a majority of those loans consisting of commercial real estate, commercial construction, and 1-4 family first mortgage residential loans. To provide diversification within the real estate portfolio, management has established guidelines based on percentages of the total loan portfolio and percentages of capital according to loan types. Management believes that the real estate portfolio is diversified in various loan types, various price points, and is spread geographically from Carrabelle, Florida to Fort Morgan, Alabama.

While the loan portfolio has grown significantly year to date, management remains focused on growing the portfolio with quality assets. The credit quality of the loan portfolio remains strong. At September 30, 2005, non-accrual loans totaled 0.52% of the loan portfolio and net charge-offs totaled 0.09% of the loan portfolio. Both measures are below industry averages. At 1.10% of outstanding loans, the allowance for loan and lease losses is considered adequate under the company’s current methodology used for calculating the adequacy of loan loss reserve.

Deposits and Other Liabilities

Vision has an excellent, low cost deposit base. Total deposits at September 30, 2005, were $520 million with a weighted average cost of interest bearing deposits of 2.65%. Interest free demand deposits accounted for 19% of total deposits while other core funds (MMDA’s, Savings and NOW’s) accounted for 47%. Vision also utilizes time deposits to fund its high loan demand. At September 30, 2005, time deposits accounted for 34% of total deposits. CD’s greater than $100 thousand accounted for 19% while brokered/internet based CD’s accounted for approximately 3% of total deposits. Total funding also includes $9 million in borrowing from the Federal Home Loan Bank of Atlanta.

About the Company

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Vision Bancshares, Inc. notes that any statements in this press release, and elsewhere, that are not historical facts are “forward-looking statements” that involve risks and uncertainties that may cause the Company’s actual results of operations to differ materially from expected results. For a discussion of such risks and uncertainties, see the Company’s Annual Report on Form 10-KSB for the most recently ended fiscal year as well as its other filings with the U.S. Securities and Exchange Commission.

Vision Bancshares, Inc. was organized in July 1999 as a bank holding company and is headquartered in Panama City, Florida. It is the parent company for Vision Bank in Alabama, a state banking corporation organized under the laws of the State of Alabama and Vision Bank in Florida, a state banking corporation organized under the laws of the State of Florida. Vision Bank, Alabama provides general retail and commercial banking services principally to customers in Baldwin County, Alabama through its offices located in Gulf Shores, Orange Beach, Point Clear, Foley, Fairhope, Elberta and Daphne. Vision Bank, Florida provides general retail and commercial banking services to customers in Bay County, Gulf County and the panhandle of Florida through its full service offices located in Panama City, Panama City Beach, Santa Rosa Beach, Beckrich Road, Wewahitchka, Port St. Joe, Port St. Joe Beach and its loan production office in Destin.